Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

ANNOUNCES ACCELERATION OF FOURTH QUARTER 2012 DIVIDEND

(Bridgehampton, NY — November 27, 2012) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, (the “Bank”), announced the declaration of a quarterly cash dividend of $0.23 per share. The dividend will be payable on December 21, 2012 to shareholders of record as of December 10, 2012. The Company continues its trend of uninterrupted dividends.

“Given our strong capital levels, and the likelihood of a change in the tax rates on dividends beginning next year, we believe it is prudent to accelerate the timing of the payment of our fourth quarter dividend to our shareholders into calendar year 2012,” said Kevin O’Connor, President and Chief Executive Officer.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $1.6 billion and a primary market area in Suffolk County, Long Island, operates 21 retail branch locations, including our newest branch, in Ronkonkoma, near MacArthur Airport.

Through the branch network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through a subsidiary, Bridge Abstract and investments through Bridge Investment Services. The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.